SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No. )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement

    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                             INACOM CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                PROXY STATEMENT

                                  INACOM CORP.

                            FARNAM EXECUTIVE CENTER
                               10810 FARNAM DRIVE
                             OMAHA, NEBRASKA 68154
                                 (402) 392-3900

                                     [LOGO]

                                     [LOGO]

                               NOTICE OF MEETING

To InaCom Corp. Stockholders:

     The annual meeting of stockholders of InaCom Corp. will be held on April 22, 1997 at 9:00 A.M. local time, at the Omaha Community Playhouse, 6915 Cass Street, Omaha, Nebraska 68132.

     We hope you will be able to attend this year's Stockholders' Meeting. If you do not expect to be present and wish your stock to be voted, please sign, date and mail the enclosed proxy form. If you later decide to attend the meeting, you may withdraw your proxy at that time and vote your shares in person.

     Matters  to  be  considered  by  the  stockholders:
     Item 1. Election of Directors.
     Item 2. Approval of the appointment of independent accountants for fiscal year 1997.
     Item 3. Approval of Executive Incentive Plan
     Item 4. Approval of 1997 Stock Plan

     Stockholders of record as of the close of business on February 28, 1997 are eligible to vote at the annual Stockholders' Meeting.

                                         By order of the Board of Directors.

                                                       [SIGNATURE]
                                         MICHAEL A. STEFFAN,
                                         Secretary
March 21, 1997

                                PROXY STATEMENT
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 1997

To our Stockholders:

     The Board of Directors of InaCom Corp. ("InaCom" or "Company") solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on Tuesday, April 22, 1997.

     Stockholders of record at the close of business on February 28, 1997 are entitled to vote at the meeting. The Company at February 28, 1997 had issued and outstanding 10,850,008, shares of common stock. All holders of common stock are entitled to one vote for each share of stock held by them. The presence of a majority of the outstanding shares of common stock, represented in person or by proxy at the meeting, will constitute a quorum. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares entitled to vote at the annual meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

     The eight nominees receiving the highest vote totals will be elected as directors of InaCom. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of directors. All other matters to be voted on will be decided by the affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote. On any such matter, an abstention will have the same effect as a negative vote. A broker non-vote will not be counted as an affirmative vote or a negative vote because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority.

     A stockholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to: Secretary, InaCom Corp., Farnam Executive Center, 10810 Farnam Drive, Omaha, Nebraska 68154. To be effective, the revocation must be received by the Secretary before the date of the meeting. A stockholder may attend the meeting in person, and at that time withdraw the proxy and vote in person. This proxy statement is being mailed to stockholders on or about March 21, 1997.

     The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, will be borne by the Company.

                              CERTAIN STOCKHOLDERS

     The following table sets forth information relating to the beneficial ownership of the Company's common stock by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, by each director, by each of the executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.



                                                     BENEFICIAL
                                                      OWNERSHIP
                                                 AS OF FEBRUARY 28,    PERCENT
NAME OF BENEFICIAL OWNER                                1997           OF CLASS
-----------------------------------------------  -------------------   --------

Legg Mason, Inc. ..............................        909,500(1)          8.4%
111 South Calvert Street
Baltimore, Maryland 21202
George D. Bjurman & Associates ................        781,500(2)          7.2%
10100 Santa Monica Blvd. Suite 1200
Los Angeles, California 90067
Travelers Group ...............................        729,016(3)          6.7%
388 Greenwich Street
New York, NY 10013
Duncan-Hurst Capital Management ...............        727,980(4)          6.7%
4365 Executive Drive Suite 1520
San Diego, California 92121
Rick Inatome ..................................        452,216(5)(6)       4.0%
1800 West Maple Road
Troy, Michigan 48084
Joseph Inatome ................................        452,216(5)(6)       4.0%
4957 Mt. Pleasant Lane
Las Vegas, Nevada 89113
Bill Fairfield.................................        303,025(6)          2.7%
Robert Schultz.................................         31,725(6)            *
Michael Steffan................................         60,761(6)            *
George DeSola..................................         17,000(6)            *
David Guenthner................................         66,335(6)            *
All Executive Officers and Directors as a Group
(17 persons)...................................        984,852(6)          8.8%

     * Less than 1% of outstanding common stock. See "Election of Directors" for stock ownership information on certain other directors.

     (1) Based on a Schedule 13G, dated February 11, 1997 filed by Legg Mason, Inc. with the Securities and Exchange Commission.

     (2) Based on a Schedule 13G, dated January 10, 1997 filed by George D. Bjurman & Associates with the Securities and Exchange Commission.

     (3) Based on a Schedule 13G, dated February 6, 1997 filed by Travelers Group with the Securities and Exchange Commission.

     (4) Based on a Schedule 13G, dated February 12, 1997 filed by Duncan-Hurst Capital Management with the Securities and Exchange Commission.

     (5) Beneficial ownership for each of Rick Inatome and Joseph Inatome includes 361,936 shares which Rick Inatome and Joseph Inatome, acting together, are empowered to vote pursuant to the terms of a September 1993 voting agreement (the "1993 Voting Agreement"), as reported on Schedule 13D, as amended, filed with the Securities and Exchange Commission. The following shares are subject to the 1993 Voting Agreement: 158,171 shares owned directly by Rick Inatome, 1,122 shares owned by Rick Inatome and Joyce Inatome, 1,122 shares owned by Joyce Inatome under Uniform Gifts to Minors Act, 75,668 shares owned directly by Joseph Inatome, 38,353 shares owned directly by Nan Inatome, and 87,500 shares owned jointly by Rick Inatome and Nan Inatome. The 1993 Voting Agreement terminates on September 30, 2003. Joseph Inatome and Nan Inatome are the parents of Rick Inatome.

     (6) Beneficial ownership includes shares which the persons indicated have, or within sixty days of February 28, 1997 will have, the right to acquire through the exercise of stock options as follows: Rick Inatome 89,818 shares; Joseph Inatome 462 shares; Bill Fairfield 138,100 shares; Robert Schultz 27,600 shares; Mike Steffan 43,700 shares; George DeSola 11,000 shares; David Guenthner 54,400 shares; and all directors and executive officers as a group, 381,830 shares.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is elected on an annual basis. There are currently nine directors. Durward Varner is retiring from the Board of Directors prior to the annual meeting of stockholders. Consequently, eight directors will be elected at the stockholders' meeting.

     The following table sets forth the Company's nominees for the Board of Directors. Each nominee is a member of the present Board of Directors.

                                                                                               COMMON STOCK OWNED
                                                                                                  BENEFICIALLY
                                                                                               AS OF FEBRUARY 28,
                                                                                                      1997
                                                                                              --------------------
                                                                                    DIRECTOR  NUMBER OF   PERCENT
NOMINEE FOR DIRECTOR AND PRINCIPAL OCCUPATION OR EMPLOYMENT                          SINCE     SHARES     OF CLASS
----------------------------------------------------------------------------------  --------  ---------   --------
Joseph Auerbach, Age 80...........................................................   9/14/87   11,500        *
Professor of Business Administration, Emeritus, at the Harvard Business School;
Counsel to the firm of Sullivan & Worcester, Boston.
Mogens C. Bay, Age 48.............................................................    3/4/97     -0-         *
President and Chief Executive Officer of Valmont Industries (metal fabrication);
Director, ConAgra, Inc.
Bill L. Fairfield, Age 50.........................................................    3/1/85  303,025(1)    2.7%
President and Chief Executive Officer of the Company since March 1985; Director,
Norwest Bank Nebraska, Sitel Corp., and International Computer Group (ICG) Paris.
W. Grant Gregory, Age 56..........................................................  12/17/92    2,100        *
Chairman, Gregory & Hoenemeyer,  Inc., New York (investment banking);  Director,
Bozell Inc.,  Ambac,  Inc., HCIA Health Care Inc., and  Renaissance  Hotel Group
N.V.
Rick Inatome, Age 43..............................................................    8/6/91  452,216(2)    4.0%
Chairman of the Board of Directors; Co-founder Inacomp Computer Centers, Inc. in
1976 and its Chief Executive Officer from 1979 to August 1991; Director, Atlantic
Beverage, Liberty BIDCO, Action Technologies, Inc., R.L. Polk, Saturn Electronic
and Engineering, Inc., and Tripe AAA.
Joseph Inatome, Age 71............................................................    8/6/91  452,216(2)    4.0%
Co-founder Inacomp Computer Centers, Inc., and an executive officer until July
1989, and director until August 1991; Director, American Speedy Print.
Gary Schwendiman, Age 56..........................................................    7/8/87    5,500        *
Professor of International Studies in the College of Business at the University of
Nebraska-Lincoln; Dean of the College of Business Administration for the
University of Nebraska-Lincoln from 1977 to 1994. Director, The Gallup
Organization, Inc. and Security Mutual Life Insurance Co.
Linda S. Wilson, Age 61...........................................................    3/4/97     -0-         *
President of Radcliffe College; Director, Citizens Financial Group and Trustee,
Massachusetts General Hospital Corporation

     * Less than 1% of outstanding common stock.

     (1) Beneficial ownership for Mr. Fairfield includes 138,100 shares which he has, or will have within sixty days of February 28, 1997, the right to acquire through the exercise of stock options.

     (2) See notes (5) and (6) under Certain Stockholders.

     It is intended that proxies will be voted for the election of these nominees. In the event any nominee should become unavailable, which the Board of Directors has no reason to believe will be the case, the proxy holders will have discretionary authority in that instance to vote the proxies for a substitute.

                      DIRECTORS MEETINGS AND COMPENSATION

     The Board of Directors meets on a regularly scheduled basis. The Board of Directors met eleven times during 1996, including four meetings via telephone conference.

     The Board of Directors has assigned certain responsibilities to committees. The Audit Committee, which met six times in 1996, is responsible for recommending to the Board of Directors, subject to stockholder approval, the independent certified public accounting firm to be retained each year. The Audit Committee meets periodically with the certified public accountants and management to review performance. Members of the Audit Committee are Joseph Auerbach (Chairman), Joseph Inatome, Gary Schwendiman and Durward Varner.

     The Compensation Committee, which met five times in 1996 (including one meeting via telephone conference) determines the amounts and types of remuneration to be paid to management employees. Members of the Compensation Committee are W. Grant Gregory (Chairman), Joseph Auerbach, Gary Schwendiman and Durward Varner.

     The Nominating Committee, which met four times in 1996, identifies and recommends candidates for election as directors of the Company. Members of the Nominating Committee are Joseph Auerbach (Chairman) and Durward Varner. The Committee's policy is to consider qualified candidates, including those submitted by stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary.

     Directors who are not employees of InaCom receive fees of $20,000 per annum plus $1,250 per meeting attended ($500 for meetings via telephone conference) and the right to designate a charity to receive up to $20,000 of computer equipment annually. The compensation committee chairman receives an additional $250 per compensation committee meeting and the audit committee chairman receives an additional $750 per audit committee meeting. Directors who are not employees of InaCom receive 100 shares of common stock of the Company for each regular Board meeting attended by the director subsequent to the prior annual stockholders' meeting (other than meetings by written consent or telephone conference). Directors Auerbach, Joseph Inatome, Varner and Schwendiman each received 700 shares of common stock and director Gregory received 600 shares of common stock on April 18, 1996. On April 22, 1997, for meetings attended in 1996, directors Auerbach, Joseph Inatome, and Schwendiman will each receive 700 shares of common stock and directors Varner and Gregory will receive 600 shares of common stock.

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1996, 1995 and 1994 for the Chief Executive Officer and the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1996.


                                                                                        LONG-TERM COMPENSATION
                                                                                       -------------------------
                                                               ANNUAL COMPENSATION      RESTRICTED
                                                             ------------------------  STOCK AWARDS   NUMBER OF      ALL OTHER
          NAME AND PRINCIPAL POSITION               YEAR       SALARY      BONUS(4)     AMOUNT(1)      OPTIONS    COMPENSATION(2)
------------------------------------------------  ---------  -----------  -----------  ------------  -----------  ----------------
Bill Fairfield                                     1996  $   424,035  $   925,742              0            0      $   59,175
President, Chief Executive                         1995  $   373,554  $   729,261     $  419,000       12,500      $   43,986
Officer and Director                               1994  $   296,151  $   175,000              0       20,000      $   27,081

Robert Schultz                                     1996  $   199,519  $   417,526              0            0      $   33,133
Group Executive,                                   1995  $   162,500  $   343,780              0        8,000      $   17,733
Information Systems                                1994  $   144,231  $    72,000              0       10,000      $   13,379
Group

Michael Steffan                                    1996  $   176,923  $   381,572              0            0      $   22,801
President, Distribution                            1995  $   152,885  $   292,914              0        8,000      $   11,333
and Operations                                     1994  $   121,154  $    63,000              0       10,000      $    8,746

George DeSola (3)                                  1996  $   200,000  $   355,076              0            0      $   30,892
Group Executive,                                   1995  $   181,731  $   279,040              0        8,000      $   20,923
Technology Services                                1994  $   136,634  $    75,000     $   60,750        7,000      $    5,140
Group and President,
Inacom Communications

David Guenthner                                    1996  $   181,731  $   339,260              0            0      $   26,581
Executive Vice President                           1995  $   175,000  $   261,502              0        8,000      $   15,370
and Chief Financial Officer                        1994  $   171,154  $    50,000              0       10,000      $   15,815

     (1) Mr. Fairfield received restricted stock awards of 55,000 shares in 1995 which vest in installments of 10% annually beginning on January 17, 1996. Mr.
DeSola received a restricted stock award of 6,000 shares in 1994. Vesting for the restricted stock award for Mr. DeSola occurred in two equal installments on March 16, 1995 and 1996. At the end of fiscal 1996, Mr. Fairfield was the only executive officer named above holding restricted shares; the aggregate value of Mr. Fairfield's unvested restricted stock (59,500 shares) valued at the closing price of the Company's Common Stock at December 28, 1996 without giving effect to the diminution of value attributable to the restrictions on such stock, was $2,290,750.

     (2) Amounts reported in this column represent  contributions by the Company to the Company's 401 (k) savings plan and the related supplemental savings plan.
Company  contributions  to such plans for 1996, 1995 and 1994,  respectively for the named executive officers were: Mr. Fairfield,  $48,861, $33,685 and $16,735;
Mr.  Schultz,  $26,486,  $11,099 and $6,719;  Mr. Steffan,  $21,143,  $9,715 and
$7,121; Mr. DeSola,  $21,557,  $11,603 and $5,140;  and Mr. Guenthner,  $21,302,
$10,125 and $10,554.  In addition,  this column also  includes the amount of the
premium  paid  by  the  Company  in  1996,  1995  and  1994,   respectively  for
split-dollar  insurance  on the named  executive  officers  under the  Company's
Executive Death Benefit Plan as follows:  Mr.  Fairfield,  $10,314,  $10,301 and
$10,346; Mr. Schultz,  $6,647, $6,634 and $6,660; Mr. DeSola, $9,335 in 1996 and
$9,320 in 1995;  Mr.  Steffan,  $1,658,  $1,618 and $1,625;  and Mr.  Guenthner,
$5,279, $5,245 and $5,261.

     (3) Mr. DeSola became an executive officer of the Company in 1994.

     (4) Bonus compensation includes all amounts paid for 1996 services and includes certain amounts initially based on 1995 services but conditional on 1996 performance; payment of certain bonus amounts has been deferred and is contingent on future performance.
                                     - 5 -

                       OPTION GRANTS IN FISCAL YEAR 1996

     No stock options or stock appreciation rights were granted during fiscal 1996 to the executive officers named in the Summary Compensation Table.

           OPTION EXERCISES IN FISCAL 1996 AND FISCAL YEAR-END VALUES

     The following table sets forth information on aggregate option exercises in the last fiscal year and information with respect to the value of unexercised options to purchase the Company's Common Stock for the executive officers named in the Summary Compensation Table.


                                                       NUMBER
                                                         OF                  NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                       SHARES                   OPTIONS HELD AT          IN-THE-MONEY OPTIONS HELD
                                                      ACQUIRED                 DECEMBER 28, 1996          AT DECEMBER 28, 1996(1)
                                                         ON      VALUE    ---------------------------   ---------------------------
                        NAME                          EXERCISE  REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------  --------  --------  -----------   -------------   -----------   -------------

Bill Fairfield                                           0         0        133,100        116,250       $3,164,527     $ 2,302,125
Robert Schultz                                           0         0         25,100          6,500       $  652,310     $   192,010
Mike Steffan                                             0         0         41,200          6,500       $1,110,971     $   192,010
George DeSola                                            0         0          9,250          5,750       $  261,885     $   169,135
David Guenthner                                        10,000    95,375      51,900          6,500       $1,375,332     $   192,010


     (1) Value is common stock closing price of $38.50 per share at 1996 fiscal year end, less the option exercise price, multiplied by the number of shares.

                  EMPLOYMENT, CONSULTING AND OTHER AGREEMENTS

     A consulting agreement between Rick Inatome and Inacomp Computer Centers, Inc., which was assumed by InaCom in connection with the 1991 merger between the Company and Inacomp Computer Centers, Inc., became effective on August 5, 1994. The consulting agreement requires payments to Mr. Inatome for a period of five years beginning with a fee equal to 110% of base salary as of August 5, 1994 and increasing annually by 10% of such base salary during the term thereafter. The Company paid Mr. Inatome $356,250 under the consulting agreement during 1996.

     The Company leases certain office and warehouse space in Troy, Michigan to an entity controlled by Rick Inatome. The lease commenced February 1, 1995, extends through January 31, 2000, and provides certain renewal options, an option to terminate the lease after two years, and a purchase option. The lease requires base rental payments of $10,050 per month with the lessee paying applicable taxes, utilities and insurance.

     The Company has long-term cash incentive agreements with Messrs. Fairfield, Guenthner and Steffan. The agreements were entered into in 1987. Under each agreement, the executive will receive a cash incentive bonus to be established and paid as follows: the incentive bonus will be an amount equal to $7 multiplied by the number of shares acquired by the executive upon exercise of stock options granted to such executive under the 1987 Stock Option Plan; provided, however, that the $7 amount will be reduced on a dollar-for-dollar basis if the fair market value of the Company's common stock on the date of payment is less than $12 and will be further reduced on a proportionate basis if the Company's return on stockholders' equity is less than 20% for the fiscal year preceding the payment date.

     The Company entered into change-in-control agreements (the "Agreements") in 1994 with seven of its senior officers, including Messrs. Fairfield, Schultz, DeSola, Steffan and Guenthner. The Agreements provide generally that, if the officer is terminated (excluding a termination on account of death or for cause, but including a termination by the officer for good reason, all as defined in the Agreements) within twelve months following a change-in-control of the Company (as defined in the Agreements), the officer will receive certain severance benefits including (i) payment of a lump sum equal to a multiple (3.0 for Mr. Fairfield, 1.5 for Messrs. Guenthner and Steffan, and 1.0 for the other officers) of the sum of (A) the annual rate of base salary on the date of termination and (B) the average annual incentive bonus received by the officer for the three fiscal years preceding the fiscal year in which the change-in-control occurred, and (ii) certain reasonable legal fees and expenses incurred as a result of termination.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of nonemployee directors. The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, encourage constant strategic analysis, recognize individual initiative and achievements, and assist the Company in attracting, motivating and retaining qualified executives.

     The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives. The Committee also intends that compensation paid under the various programs will generally meet the requirements to be deductible under the Internal Revenue Code's $1 million compensation limit.

     The program consists of three components: base salary, annual incentives, and long-term incentives. The Committee recommended or established the executive compensation within each of these components during 1996. In determining competitive levels of compensation, the Committee obtains and utilizes information from outside compensation consultants and other sources such as executive compensation surveys and comparative analyses of compensation data in proxy statements of others. The Committee specifically reviews compensation data for those companies included in the Peer Group Index used in the performance graph.

     BASE SALARY. The Committee targets base salary for executives at a level somewhat below the competitive median for the Company's peer competitors, intending that the Company rely to a larger degree on annual incentives and long-term compensation to achieve its compensation goals. For the purpose of establishing these levels, the Committee reviews available compensation information of competitive companies and is periodically advised by independent compensation consultants concerning salary competitiveness.

     The Committee approves all salary changes for the Company's executive officers, and bases individual salary changes on a combination of factors, including the performance of the executive, salary level relative to the competitive market, and the recommendations of the Company's chief executive officer.
     The Committee increased the Chief Executive Officer's base salary for 1996 to $425,000 following a review of chief executive officer compensation in the computer reseller industry and the Chief Executive Officer's performance in achieving superior results during 1995.

     ANNUAL INCENTIVES. The Committee believes that an executive's contribution to the Company's profitability should form the basis for annual incentives, since such results maximize earnings in the best interests of the Company. The Committee also believes that bonuses are a necessary part of the Company's compensation structure since base compensation is maintained at levels below competitive medians.

     The Committee established during 1995 a program for paying short-term cash bonuses based on the Company's annual "economic value added" improvement (the "Program"). The Program defines "economic value added" as net operating profit after tax minus a capital charge based on the Company's cost of equity and debt capital. Bonuses are earned only if the Company's economic value added increases over the prior year, with higher bonus levels paid if the economic value added exceeds targets established by the Committee. If the performance targets are exceeded, two-thirds of the bonus attributable to such excess is payable over the following two years, subject to reduction if the Company's economic value added drops below the prior year's performance.

     The Committee selected eleven participants for the Program during 1996 and established the portion of the total award allocable to each such participant, the economic value added performance for 1995 and the improvement targets for 1996. The allocable share of each participant, including the Chief Executive Officer, was generally based on the relative relationship of each such person's base salary.

     Based on these factors, following a review of the Company's 1996 financial statements, the Committee approved the payment of bonuses totaling $1,781,620 to the eleven senior officers based on 1996 results, and payment of previously deferred bonuses of $1,837,289 with respect to 1995 results. The bonus payments for the named executive officers are reflected in the Summary Compensation
Table. Potential bonus payments aggregating approximately $1,677,132 were deferred pursuant to the terms of the Program and will be earned and paid if the Company meets certain economic value added levels in 1997 and 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     LONG-TERM INCENTIVES. The Company's long-term incentives for executive officers are provided through restricted stock awards and stock option grants under InaCom's 1990 and 1994 Stock Plans. The Committee did not award any restricted stock in 1996. The Committee awarded a special restricted stock grant to the Chief Executive Officer in 1995, vesting over ten years, and did not issue any stock-based grants to the Chief Executive Officer in 1996.

     The Committee provides long-term incentives through annual grants of stock options. Stock options are granted at the prevailing market price of the Company's common stock and therefore have value only if the Company's stock price increases. Option grants generally vest over a period of two to three years, and the executives must be employed by the Company at the time of vesting in order to exercise the options. The size of the option grants is based upon competitive practice and position level, the expected contribution of each member of the executive officer group to the Company's strategic and operational goals, and the Committee's desire to provide the executive officers with an opportunity to build a meaningful stake in the Company with the objective of aligning the executive officers' long-range interests with those of the Company stockholders. Past stock option grants are not considered when determining the number of stock options to grant in a given year.

     The Committee intends to grant options averaging an aggregate of 1% to 1.5% of the Company's outstanding common stock on an annual basis. The Committee granted options to 30 employees in October 1996 for an aggregate of 36,500 shares of the Company's common stock, which options vest in installments over three years.

     InaCom Compensation Committee

        W. Grant Gregory, Chairman
        Joseph Auerbach
        Gary Schwendiman
        Durward B. Varner

                APPROVAL OF THE INACOM EXECUTIVE INCENTIVE PLAN

     The Board of Directors has unanimously approved the InaCom Executive Incentive Plan (the "Plan"). The Plan is designed to provide incentives to executive officers of InaCom who have significant responsibility for the success and growth of InaCom and to assist InaCom in attracting, motivating and retaining executive officers on a competitive basis.

     Stockholder approval of the Plan is required if payments under the Plan are to be tax deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction for compensation over $1 million paid to an executive officer named in the Summary Compensation Table, unless such compensation qualifies as performance-based. No payments will be made under the Plan if the stockholders do not approve the Plan.

     The principal features of the Plan are described below:

                           ADMINISTRATION OF THE PLAN

     The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee will have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

     The Committee will have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it, will be conclusive and binding on all parties concerned, including InaCom, its stockholders and any person receiving an award under the Plan.

                                  ELIGIBILITY

     Executive officers and other key management personnel of InaCom will be eligible to receive awards under the Plan. The Committee will designate the executive officers and other key management personnel who will participate in the Plan each year.
                                     AWARDS

     The Committee will establish annual and/or long-term incentive award targets for participants within ninety days after the commencement of each fiscal year (or such later date as may be permitted under Section 162(m) of the Internal Revenue Code); provided, if an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer. Since the number of participants may change over time and the selection of participants is discretionary, it is not possible to determine the number of persons who will be eligible for awards under the Plan during its term. However, it is anticipated that approximately thirteen individuals, including InaCom's Chief Executive Officer, will be eligible to participate in the Plan.

     The Committee will also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan. Such targets will be based on cash earnings, earnings per share, growth in cash earnings per share, achievement of annual operating profit plans, return on equity performance, economic value added or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant will be established in writing by the Committee within ninety days after the commencement of the fiscal year to which the performance target relates. The performance target will be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

     Awards will be payable following the completion of the applicable fiscal year upon certification by the Committee that InaCom achieved the specified performance targets established for the participant. Notwithstanding the attainment by InaCom of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. In no event may a participant receive an award of more than $2,500,000 in any fiscal year under the Plan.

                   EFFECTIVE DATE, AMENDMENTS AND TERMINATION

     The Plan becomes effective beginning with fiscal 1997, upon approval by the stockholders of InaCom. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless the stockholders of InaCom shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

                           VOTE REQUIRED FOR APPROVAL

     The favorable vote of the holders of a majority of the outstanding shares of InaCom's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF
                      THE INACOM EXECUTIVE INCENTIVE PLAN.

                     APPROVAL OF THE INACOM 1997 STOCK PLAN

GENERAL

     InaCom's Board of Directors has adopted the InaCom 1997 Stock Plan (the "Plan"), subject to stockholder approval. The Board of Directors recognizes the value of stock incentives in assisting InaCom in the hiring and retaining of management personnel and in enhancing of the long-term mutuality of interest between InaCom stockholders and its directors, officers and employees. Since fewer than 100,000 shares of common stock remain available for grant under InaCom's current stock plans, the Board of Directors has approved the Plan. Assuming exercise of all outstanding stock options and assuming conversion of all outstanding convertible debentures, InaCom would have approximately 13,800,000 shares of common stock outstanding. The Board intends that the common stock available under the Plan shall be used for two purposes. First, an aggregate of 1,100,000 shares may be used as stock incentives for officers and other employees of the Company. Second, up to 300,000 shares may be used solely for the purpose of granting stock options exercisable at fair market value to substantially all of the Company's 3,100 employees (excluding executive officers) as a special one-time grant on the Company's tenth anniversary as a public company in 1997.

     Under the Plan, the Compensation Committee (the "Committee") of the Board may grant stock options, stock appreciation rights, restricted stock and stock bonuses to officers and other employees of InaCom and its subsidiaries. The number of grantees may vary from year to year. The number of employees eligible to participate in the Plan is estimated to be approximately 3,100. The Committee administers the Plan and its determinations are binding upon all persons participating in the Plan.

     The maximum number of shares of InaCom's common stock that may be issued under the Plan is 1,400,000. Any shares of common stock subject to an award which for any reason are canceled, terminated or otherwise settled without the issuance of any common stock are again available for awards under the Plan. The maximum number of shares of common stock which may be issued under the Plan to any one employee shall not exceed 20% of the aggregate number of shares of common stock that may be issued under the Plan. The shares may be unissued shares or treasury shares. If there is a stock split, stock dividend, recapitalization or other relevant change affecting InaCom's common stock, appropriate adjustments may be made by the Committee in the number of shares issuable in the future and in the number of shares and price under all outstanding grants made before the event.

                             GRANTS UNDER THE PLAN

     STOCK OPTIONS FOR EMPLOYEES. The Committee may grant employees nonqualified options and options qualifying as incentive stock options. The option price of either a nonqualified stock option or an incentive stock option will be the fair market value of the common stock on the date of grant. Options qualifying as incentive stock options must meet certain requirements of the Internal Revenue Code, including the requirement that the aggregate fair market value of the common stock (determined at the time of the grant of the option) with respect to which such options are exercisable for the first time by an employee during any calendar year shall not exceed $100,000. To exercise an option, an employee may pay the option price in cash, or if permitted by the Committee, by withholding shares otherwise issuable on exercise of the option or by delivering other shares of common stock if such shares have been owned by the optionee for at least six months. The term of each option will be fixed by the Committee but may not exceed ten years from the date of grant. The Committee will determine the time or times when each option is exercisable. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. All outstanding options become immediately exercisable in the event of a change-in-control of InaCom.

     STOCK APPRECIATION RIGHTS. The Committee may grant a stock appreciation right (an "SAR") in conjunction with an option granted under the Plan or separately from any option. Each SAR granted in tandem with an option may be exercised only to the extent that the corresponding option is exercised, and such SAR terminates upon termination or exercise of the corresponding option. Upon the exercise of an SAR granted in tandem with an option, the corresponding option will terminate. SAR's granted separately from options may be granted on such terms and conditions as the Committee establishes. If an employee exercises an SAR, the employee will generally receive a payment equal to the excess of the fair market value at the time of exercise of the shares with respect to which the SAR is being exercised over the price of such shares as fixed by the Committee at the time the SAR was granted. Payment may be made in cash, in shares of InaCom common stock, or any combination of cash and shares as the Committee determines.

     RESTRICTED STOCK. The Committee may grant awards of restricted stock to employees under the Plan. The restrictions on such shares shall be established by the Committee, which may include restrictions relating to continued employment and InaCom financial performance. The Committee may issue such restricted stock awards without any cash payment by the employee, or with such cash payment as the Committee may determine. The Committee has the right to accelerate the vesting of restricted shares and to waive any restrictions. All restrictions lapse in the event of a change-in-control of InaCom.

     STOCK BONUSES. The Committee may grant a bonus in shares of InaCom common stock to employees under the Plan. Such stock bonuses may be in lieu of cash compensation otherwise payable to such employee, or may be in addition to such cash compensation.

     DIRECTOR PARTICIPATION. Each non-employee director will receive under the Plan (i) an annual grant of 150 shares of common stock for each board meeting attended by such director (other than meetings by written consent or telephone communications) and (ii) an annual grant of a nonstatutory stock option to acquire 1,000 shares of common stock exercisable at the fair market value of the common stock on the date of grant. The per meeting grants under the Plan will commence at the time of the 1998 annual stockholders' meeting (with respect to meetings held subsequent to the 1997 annual stockholders' meeting), and the annual stock option grant will first be made immediately following the 1997 annual stockholders' meeting. In addition, each non-employee director who first becomes a director on or after January 1, 1997 will receive a one-time grant of a nonstatutory stock option to acquire 5,000 shares of common stock exercisable at the fair market value on the date on which such person first becomes a director of the Company, with such options becoming exercisable in one-third increments beginning on the first anniversary of the date of grant. Pursuant to this provision, directors Bay and Wilson received option grants for 5,000 shares each on March 4, 1997, contingent upon stockholder approval of the Plan.

     TAX WITHHOLDING. The Committee may permit an employee to satisfy applicable federal, state and local income tax withholding requirements through the delivery to InaCom of previously-acquired shares of common stock or by having shares otherwise issuable under the Plan withheld by InaCom.

     OTHER INFORMATION. The Board may terminate the Plan at any time but such termination shall not affect any stock options, SAR's, restricted stock or stock bonuses then outstanding under the Plan. Unless terminated by action of the Board, the Plan will continue in effect until December 31, 2006, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Board may also amend the Plan as it deems advisable. Amendments which materially modify the requirements for participation in the Plan or increase the number of shares of common stock subject to issuance under the Plan must be submitted to stockholders for approval.

                        FEDERAL INCOME TAX CONSEQUENCES

     With respect to incentive stock options, if the holder of an option does not dispose of the shares acquired upon exercise of the option within one year from the transfer of such shares to such employee, or within two years from the date the option to acquire such shares is granted, for federal income tax purposes (i) the optionee will not recognize any income at the time of the exercise of the option; (ii) the excess of the fair market value of the shares as of the date of exercise over the option price will constitute an "item of adjustment" for purposes of the alternative minimum tax; and (iii) the difference between the option price and the amount realized upon the sale of the shares by the optionee will be treated as a long-term capital gain or loss. InaCom will not be allowed a deduction for federal income tax purposes in connection with the granting of an incentive stock option or the issuance of shares thereunder.

     With respect to the grant of options which are not incentive stock options, the person receiving an option will recognize no income on receipt thereof. Upon the exercise of the option, the optionee will recognize ordinary income in the amount of the difference between the option price and the fair market value of the shares on the date the option is exercised. InaCom will receive an equivalent deduction at that time.

     With respect to restricted stock awards and bonuses of common stock, an amount equal to the fair market value of the InaCom shares distributed to the employee (in excess of any purchase price paid by the employee) will be includable in the employee's gross income at the time of receipt unless the award is not transferable and subject to a substantial risk of forfeiture as defined in Section 83 of the Internal Revenue Code (a "Forfeiture Restriction"). If an employee receives an award subject to a Forfeiture Restriction, the employee may elect to include in gross income the fair market value of the award. In the absence of such an election, the employee will include in gross income the fair market value of the award subject to a Forfeiture Restriction on the earlier of the date such restrictions lapse or the date the award becomes transferable. InaCom is entitled to a deduction at the time and in the amount income is included in the gross income of an employee.

     With respect to stock appreciation rights, the amount of any cash (or the fair market value of any common stock) received upon the exercise of a stock appreciation right will be subject to ordinary income tax in the year of receipt and InaCom will be entitled to a deduction for such amount.

                                 VOTE REQUIRED

     The favorable vote of the holders of a majority of the outstanding shares of InaCom's common stock present in person or represented by proxy at the meeting is required for approval of the Plan.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
                         OF THE INACOM 1997 STOCK PLAN.

                         STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's common stock to the Total Return Index for the NASDAQ Stock Market-United States Companies (Broad Market Index) and a Peer Group Index developed by the Company. The Peer Group Index consists of Intelligent Electronics, Inc., CompuCom Systems, Inc., MicroAge, Inc. and Dataflex Corporation. The performance graph shows cumulative, five-year stockholder returns with the returns of the Peer Group weighted according to each such company's stock market capitalization. The graph assumes that the value of the investment in the Company's common stock and each Index was $100 at December 31, 1991 and that any dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC



                            NASDAQ STOCK MARKET    SELF-DETERMINED

              InaCom Corp          (US Companies)        Peer Group
              -----------          --------------        ----------
1991               100.00                  100.00            100.00
1992               146.20                  118.60             72.70
1993               133.30                  135.00            180.00
1994                71.80                  135.30             74.50
1995               144.90                  191.40             86.60
1996               394.90                  235.70            111.20

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16 (a) of the Securities Exchange Act of 1934 requires executive officers and directors to file reports of changes in ownership of InaCom's common stock with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish InaCom with copies of all
Section 16 (a) forms they file. Based solely on a review of the copies of such forms furnished to InaCom and written representations from InaCom's executive officers and directors, InaCom believes that all persons subject to these reporting requirements filed the required reports on a timely basis during 1996, except that Joseph Inatome, a director, did not timely report one transaction.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP has been appointed by the Board of Directors to conduct the 1997 audit of the Company's financial statements. The same firm conducted the 1996 audit. The Board of Directors requests stockholder approval of their appointment. A representative from KPMG Peat Marwick LLP will be present at the Stockholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the next annual stockholders' meeting must be received by the Company no later than November 20, 1997 in order for such proposals to be considered for inclusion in the Company's proxy statement relating to such meeting.

     The Company's bylaws set forth certain procedures which stockholders must follow in order to nominate a director or present any other business at an annual stockholders' meeting. Generally, a stockholder must give timely notice to the Secretary of the Company. To be timely, such notice must be received by the Company at 10810 Farnam Drive, Omaha, Nebraska, 68154, not less than sixty nor more than ninety days prior to the meeting. The bylaws specify the information which must accompany any such stockholder notice. Details on the provision of the bylaws may be obtained by any stockholder from the Secretary of the Company.

                                 OTHER MATTERS

     The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the annual meeting of stockholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]
                                          MICHAEL A. STEFFAN
                                          Secretary
                                          InaCom Corp.

                   I   N   A   C   O   M      C   O   R   P.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 22, 1997

The undersigned hereby constitutes and appoints Bill L. Fairfield and David C. Guenthner, or either of them, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein at the annual meeting of stockholders of the Company to be held at the Omaha Community Playhouse, 6915 Cass Street, Omaha, Nebraska 68132, on April 22, 1997 at 9:00 a.m. and at any adjournment thereof, upon matters set forth in the Proxy Statement, and, in their judgment and discretion, upon such other business as may properly come before the meeting.

ITEM 1.
Election of Directors - for the following nominees for Director:
Joseph Auerbach, Mogens C. Bay, Bill L. Fairfield, W. Grant Gregory, Joseph T. Inatome, Rick Inatome, Gary Schwendiman and Linda S. Wilson.
/ / Vote For All Nominees
/ / Withhold Vote For All Nominees
Withhold Vote For Only The Following Nominee(s) ________________________________

ITEM 2.
Approval of appointment of independent accountants KPMG Peat Marwick LLP for fiscal 1997.

/ / For    / / Against    / / Abstain

ITEM 3.
Approval of the Inacom Executive Incentive Plan.

/ / For    / / Against    / / Abstain

ITEM 4.
Approval of the 1997 Inacom Stock Plan.

/ / For    / / Against    / / Abstain
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for proposals 1, 2, 3 and 4.

    Dated this _____ day of _________________________________________________,
1997.
Signature______________________________________________________________________
Signature______________________________________________________________________

          (When signing as attorney, executor, administrator, trustee, guardian or conservator, designate full title. All joint tenants must sign.)

                                    Appendix
              Pursuant to Instructions to Item 10 of Rule 14a-101

                             INACOM 1997 STOCK PLAN

                                    SECTION 1

                                NAME AND PURPOSE

         1.1 Name. The name of the plan shall be the InaCom 1997 Stock Plan (the "Plan").

         1.2. Purpose of Plan. The purpose of the Plan is to foster and promote the long-term financial success of the Company and increase stockholder value by
(a) motivating superior performance by means of stock incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees and (c) enabling the Company to attract and retain the services of a management team responsible for the long-term financial success of the Company.


                                    SECTION 2

                                   DEFINITIONS

         2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

         (a) "Act" means the Securities Exchange Act of 1934, as amended.

         (b) "Award" means any Option, Stock Appreciation Right, Restricted Stock, Stock Bonus, or any combination thereof, including
                  Awards combining two or more types of Awards in a single grant.

         (c)      "Board" means the Board of Directors of the Company.

         (d) "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Committee" means the Compensation Committee of the Board, which shall consist of two or more members, each of whom shall be a "non-employee director" within the meaning of Rule 16b-3 as promulgated under the Act.

         (f) "Company" means InaCom Corp., a Delaware corporation (and any successor thereto) and its Subsidiaries.

         (g) "Director Award" means an award of Stock and a grant of stock options granted to each Eligible Director pursuant to Section
                  7.1 without any action by the Board or the Committee.

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         (h)      "Eligible Director" means a person who is serving as a
                  member of the Board and who is not an Employee.

         (i) "Employee" means any employee of the Company or any of its Subsidiaries.

         (j) "Fair Market Value" means, on any date, the average of the high and low sales prices of the Stock as reported on the National Association of Securities Dealers Automated Quotation system (or on such other recognized market or quotation system on which the trading prices of the Stock are traded or quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such system (or such other system) on such date, Fair Market Value shall mean the average of the high and low sale prices on the immediately preceding date on which Stock transactions were so reported.

         (k) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an Incentive Stock Option within the meaning of Section 422 of the Code or (ii) a Nonstatutory Stock Option.

         (l) "Participant" means any Employee designated by the Committee to participate in the Plan.

         (m) "Plan" means the InaCom Corp. 1997 Stock Plan, as in effect from time to time.

         (n) "Restricted Stock" shall mean a share of Stock granted to a Participant subject to such restrictions as the Committee may determine.

         (o) "Stock" means the Common Stock of the Company, par value $.10 per share.

         (p) "Stock Appreciation Right" means the right, subject to such terms and conditions as the Committee may determine, to receive an amount in cash or Stock, as determined by the Committee, equal to the excess of (i) the Fair Market Value, as of the date such Stock Appreciation Right is exercised, of the number shares of Stock covered by the Stock Appreciation Right being exercised over (ii) the aggregate exercise price of such Stock Appreciation Right.

         (q) "Stock Bonus" means the grant of Stock as compensation from the Company, which may be in lieu of cash compensation otherwise receivable by the Participant or in addition to such cash compensation.

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         (r)      "Subsidiary" means any corporation or partnership in which the
                  Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

     2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.


                                    SECTION 3

                          ELIGIBILITY AND PARTICIPATION

     Except as otherwise provided in Section 7.1, the only persons eligible to participate in the Plan shall be those Employees selected by the Committee as Participants.


                                    SECTION 4

                             POWERS OF THE COMMITTEE

     4.1 Power to Grant. The Committee shall determine the Participants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Awards, and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

     4.2 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons.

                                    SECTION 5

                              STOCK SUBJECT TO PLAN

     5.1 Number. Subject to the provisions of Section 5.3, the number of shares of Stock subject to Awards (including Director

Awards) under the Plan may not exceed 1,400,000 shares of Stock. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose. The maximum number of shares of Stock with respect to which Awards may be granted to any one Employee under the Plan is 20% of the aggregate number of shares of Stock available for Awards under Section 5.1.

     5.2 Cancelled, Terminated or Forfeited Awards. Any shares of Stock subject to an Award which for any reason are cancelled, terminated or otherwise settled without the issuance of any Stock shall again be available for Awards under the Plan.

     5.3 Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change, (i) the aggregate number of shares of Stock available for Awards under Section 5.1 and (ii) the number of shares and exercise price with respect to Options and the number, prices and dollar value of other Awards, may be appropriately adjusted by the Committee, whose determination shall be conclusive. If, pursuant to the preceding sentence, an adjustment is made to the number of shares of Stock authorized for issuance under the Plan, a corresponding adjustment shall be made with respect to Director Awards granted pursuant to Section 7.1.


                                    SECTION 6

                                  STOCK OPTIONS

     6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. The Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Stock to which the Option pertains, the exercisability (if any) of the Option in the event of death, retirement, disability or termination of employment, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

     6.2 Option Price. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price which is not less than the Fair Market Value on the date the Option is granted.

     6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions as the Committee may impose, subject to the Committee's right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, no Option shall be exercisable for more than ten years after the date on which it is granted.

     6.4 Payment. The Committee shall establish procedures governing the exercise of Options, which shall require that written notice of exercise be given and that the Option price be paid in full in cash or cash equivalents, including by personal check, at the time of exercise or pursuant to any arrangement that the Committee shall approve. The Committee may, in its discretion, permit a Participant to make payment (i) in Stock already owned by the Participant valued at its Fair Market Value on the date of exercise (if such Stock has been owned by the Participant for at least six months) or (ii) by electing to have the Company retain Stock which would otherwise be issued on exercise of the Option, valued at its Fair Market Value on the date of exercise. As soon as practicable after receipt of a written exercise notice and full payment of the exercise price, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock.

     6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.


                                    SECTION 7

                                 DIRECTOR AWARDS

     7.1 Amount of Award. Each Eligible Director shall receive an annual grant of Stock in the amount of 150 shares of Stock for each Board meeting attended by such Eligible Director (other than meetings by written consent or telephone communications); such grants shall be made on the date of and immediately following the annual meeting of stockholders (beginning with the 1998 annual stockholders' meeting) based on the number of Board meetings attended subsequent to the prior annual stockholders' meeting. In addition, each Eligible Director shall receive an annual grant of a Nonstatutory Stock Option to acquire 1,000 shares of Stock exercisable at the Fair Market Value of the Company's common stock on the date of grant; such grant shall be made on the date of and immediately following the annual meeting of stockholders (beginning with the 1997 Annual Stockholders' Meeting). Furthermore, each Eligible Director who becomes an Eligible Director for the first time on or after January 1, 1997 shall receive a one-time grant of a Nonstatutory Stock Option to acquire 5,000 shares of Stock exercisable at the Fair Market Value of the Company's common stock on the date on which such person first becomes a director of the Company; such options shall become exercisable in one-third increments beginning on the first anniversary of the date of grant. The Stock and Nonstatutory Stock Options awarded to a director hereunder shall be appropriately adjusted in the event of any stock changes as described in Section 5.3.


                                    SECTION 8

                            STOCK APPRECIATION RIGHTS

     8.1 SAR's In Tandem with Options. Stock Appreciation Rights may be granted to Participants in tandem with any Option granted under the Plan, either at or after the time of the grant of such Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine. Each Stock Appreciation Right shall only be exercisable to the extent that the corresponding Option is exercisable, and shall terminate upon termination or exercise of the corresponding Option. Upon the exercise of any Stock Appreciation Right, the corresponding Option shall terminate.

     8.2 Other Stock Appreciation Rights. Stock Appreciation Rights may also be granted to Participants separately from any Option, subject to such terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.


                                    SECTION 9

                                RESTRICTED STOCK

     9.1 Grant of Restricted Stock. The Committee may grant Restricted Stock to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. Each grant of Restricted Stock shall be subject to such restrictions, which may relate to continued employment with the Company, performance of the Company, or other restrictions, as the Committee may determine. Each grant of Restricted Stock shall be evidenced by a written agreement setting forth the terms of such Award.

     9.2 Removal of Restrictions. The Committee may accelerate or waive such restrictions in whole or in part at any time in its discretion.

                                   SECTION 10

                                  STOCK BONUSES

     10.1 Grant of Stock Bonuses. The Committee may grant a Stock Bonus to a Participant at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan, as it shall determine.

     10.2 Effect on Compensation. The Committee may from time to time determine to grant a Stock Bonus in lieu of salary or cash bonuses otherwise payable to a Participant.


                                   SECTION 11

                AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

     11.1 General. The Board may from time to time amend, modify or terminate any or all of the provisions of the Plan, subject to the provisions of this
Section 11.1. The Board may not change the Plan in a manner which would prevent outstanding Incentive Stock Options granted under the Plan from being Incentive Stock Options without the consent of the optionees concerned. Furthermore, the Board may not make any amendment which would (i) materially modify the requirements for participation in the Plan or (ii) increase the number of shares of Stock subject to Awards under the Plan pursuant to Section 5.1, in each case without the consent and approval of the holders of a majority of the outstanding shares of Stock entitled to vote thereon. No amendment or modification shall affect the rights of any Employee with respect to a previously granted Award, nor shall any amendment or modification affect the rights of any Eligible Director pursuant to a previously granted Director Award.

     11.2 Termination of Plan. No further Options shall be granted under the Plan subsequent to December 31, 2006, or such earlier date as may be determined by the Board.


                                   SECTION 12

                            MISCELLANEOUS PROVISIONS

     12.1 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingent or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee. In the absence of any such designation, Awards outstanding at death may be exercised by the Participant's surviving spouse, if any, or otherwise by his estate, subject to the terms and conditions of the Award.

     12.2 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Awards.

     12.3 Tax Withholding. The Company shall have the power to withhold, or require a Participant or Eligible Director to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any Award under the Plan, and the Company may defer issuance of Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose,
(i) to have shares of Stock otherwise issuable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Stock, in each case having a Fair Market Value sufficient to satisfy all or part of the Participant's estimated total federal, state and local tax obligation associated with the transaction.

     12.4 Change of Control. On the date of a Change of Control, all outstanding options and stock appreciation rights shall become immediately exercisable and all restrictions with respect to Restricted Stock shall lapse. "Change of Control" shall mean:

         (i) The acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (excluding any acquisition or holding by (i) the Company or its subsidiaries or (ii) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

         (ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for the election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

   (iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

     12.5 Company Intent. The Company intends that the Plan comply in all respects with Rule 16b-3 under the Act, and any ambiguities or inconsistencies in the construction of the Plan shall be interpreted to give effect to such intention.

     12.6 Requirements of Law. The granting of Awards and the issuance of shares of Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or securities exchanges as may be required.

     12.7 Effective Date. The Plan shall be effective upon its adoption by the Board subject to approval by the affirmative vote of the holders of a majority of the shares of Stock present in person or by proxy at a stockholders' meeting.

     12.8 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

                         INACOM EXECUTIVE INCENTIVE PLAN


     1. Purpose. The principal purpose of the InaCom Corp. Executive Incentive Plan (the "Plan") is to provide incentives to executive officers of InaCom Corp. ("InaCom") who have significant responsibility for the success and growth of InaCom and to assist InaCom in attracting, motivating and retaining executive officers on a competitive basis.

     2. Administration of the Plan. The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

     The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including InaCom, its stockholders and any person receiving an award under the Plan.

     3. Eligibility. Executive officers and other key management personnel of InaCom shall be eligible to receive awards under the Plan. The Committee shall designate the executive officers and other key management personnel who will participate in the Plan each year.

     4. Awards. The Committee shall establish annual and/or long-term incentive award targets for participants. If an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer.

     The Committee shall also establish annual and/or long-term performance targets which must be achieved in order for an award to be earned under the Plan. Such targets shall be based on earnings, earnings per share, growth in earnings per share, achievement of annual operating profit plans, return on equity performance, economic value added or similar financial performance measures as may be determined by the Committee. The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Internal Revenue Code) to which the performance target relates. The performance target shall be established in such a manner than a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

     Awards shall be payable following the completion of the applicable fiscal year upon certification by the Committee that InaCom achieved the specified performance target established for the participant. Notwithstanding the attainment by InaCom of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid. However, in no event may a participant receive an award of more than $2,500,000 under the Plan in any fiscal year.

     5. Miscellaneous Provisions. InaCom shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of InaCom. The costs and expenses of administering the Plan shall be borne by InaCom and shall not be charged to any award or to any participant receiving an award.

     6. Effective Date, Amendments and Termination. The Plan shall become effective on March 4, 1997 subject to approval by the stockholders of InaCom at the 1997 Annual Meeting of Stockholders. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless the stockholders of InaCom shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.